EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 3/6/25, the date of the event which required filing of this Schedule 13D.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/28/2025	Buy	224	7.73
1/30/2025	Buy	2,762	7.74
2/3/2025	Buy	129	7.61
2/4/2025	Buy	200	7.67
2/5/2025	Buy	1,200	7.69
2/6/2025	Buy	16,419	7.92
2/7/2025	Buy	91,376	7.91
2/10/2025	Buy	7,751	7.98
2/11/2025	Buy	4,996	7.96
2/12/2025	Buy	74,855	7.89
2/13/2025	Buy	200	7.90
2/14/2025	Buy	26,694	7.95
2/18/2025	Buy	24,421	8.00
2/19/2025	Buy	24,702	7.96
2/21/2025	Buy	2,551	7.93
2/24/2025	Buy	30,788	7.95
2/25/2025	Buy	107	7.93
2/27/2025	Buy	19,037	7.99
2/28/2025	Buy	12,198	7.91
3/4/2025	Buy	12,848	7.96
3/5/2025	Buy	3,500	8.08
3/6/2025	Buy	46,259	8.17